                                                                   Exhibit 10.14




                  KORN/FERRY INTERNATIONAL FUTURESTEP, INC.,
                            A Delaware corporation



                            SHAREHOLDERS AGREEMENT

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
ARTICLE 1.  PREAMBLE..................................................   1
ARTICLE 2.  ELECTION OF DIRECTORS.....................................   2
            2.1  Election of Directors................................   2
ARTICLE 3.  MANAGEMENT AND CONTROL....................................   3
            3.1  General..............................................   3
            3.2  Limitation on Certain Actions by the Company.........   3
            3.3  Limitation on Certain Actions by Idealab.............   4
            3.4  Certain Obligations of the Company...................   4
            3.5  Activities of KFI....................................   4
ARTICLE 4.  GENERAL RESTRICTION ON TRANSFER OF SHARES.................   5
            4.1  General Restricition.................................   5
            4.2  Non-Permitted Transferee.............................   5
            4.3  Permitted Transfers..................................   5
            4.4  Company Options......................................   6
ARTICLE 5.  SALES OF SHARES...........................................   6
            5.1  Notice of Sale.......................................   6
            5.2  Options to Purchase..................................   6
            5.3  Notice of Exercise of Options........................   6
            5.4  Failure to Exercise Options for All Offered Shares...   7
ARTICLE 6.  INVOLUNTARY TRANSFERS.....................................   7
            6.1  Notice of Involuntary Transfer.......................   7
            6.2  Options to Purchase..................................   7
            6.3  Notice of Exercise of Options........................   8
            6.4  Failure to Exercise Options..........................   8
ARTICLE 7.  FAILURE TO GIVE NOTICES...................................   9
            7.1  Applicability of Articles 5 and 6....................   9
            7.2  Notice of Exercise...................................   9
ARTICLE 8.  BANKRUPTCY, DISSOLUTION, OR CHANGE
            OF CONTROL OF A SHAREHOLDER...............................   9
            8.1  Company Option to Purchase...........................   9
            8.2  Shareholders Option to Purchase......................  10
            8.3  Failure to Exercise Options..........................  10
ARTICLE 9.  TERMINATION OF EMPLOYMENT, DEATH AND DISABILITY OF SINGH..  10
            9.1  Company Option to Purchase...........................  10
            9.2  Shareholders Option to Purchase......................  11
            9.3  Failure to Exercise Options..........................  11
            9.4  Definition of Disability.............................  11
            9.5  Singh Put Right......................................  11

ARTICLE 10. DETERMINATION OF PURCHASE PRICE................................ 12
            10.1   Purchase Price Under Articles 6, 7, AND 8............... 12
            10.2   Purchase Price Under Article 9.......................... 12
            10.3   Goodwill................................................ 13
            10.4   Allocation of Total Purchase Price...................... 13
ARTICLE 11. PAYMENT OF PURCHASE PRICE...................................... 13
            11.1   Purchases Under Articles 6, 7, 8 and 9.................. 13
            11.2   Insurance Policies...................................... 14
ARTICLE 12. SPECIAL PUT AND CALL OPTIONS................................... 14
            12.1   Put Rights and Call Rights.............................. 14
                   12.1.1  IPO Put Rights.................................. 14
                   12.1.2  Other Put Rights................................ 15
                   12.1.3  IPO Call Rights................................. 15
                   12.1.4  Other Call Rights............................... 15
            12.2   IPO Could Have Been Completed........................... 16
            12.3   IPO Opinions............................................ 16
            12.4   Appraisers.............................................. 17
            12.5   Purchase Price and Payment Terms........................ 17
ARTICLE 13. MISCELLANEOUS.................................................. 19
            13.1   Transfer of Stock....................................... 19
            13.2   Legend.................................................. 19
            13.3   Certificate of Incorporation and By-Laws................ 19
            13.4   Injunctive Relief....................................... 19
            13.5   Preparation of Agreement................................ 19
            13.6   Cooperation and Further Assurances...................... 19
            13.7   Interpretation.......................................... 20
                   13.7.1  Entire Agreement/No Collateral Representations.. 20
                   13.7.2  Waiver.......................................... 20
                   13.7.3  Remedies Cumulative............................. 20
                   13.7.4  Severability.................................... 20
                   13.7.5  No Third Party Beneficiary...................... 21
                   13.7.6  No Reliance Upon Prior Representation........... 21
                   13.7.7  Headings; References; Incorporation; Gender..... 21
            13.8   Enforcement............................................. 21
                   13.8.1. Applicable Law.................................. 21
                   13.8.2  Consent to Jurisdiction; Service of Process..... 21
                   13.8.3  Attorneys' Fees and Costs....................... 22
            13.9   Notices................................................. 22
            13.10  Spousal Consent; Change in Marital Status............... 23
            13.11  Counterparts............................................ 24
            13.12  Assignment.............................................. 24

APPENDIX     CERTAIN DEFINITIONS

                            SHAREHOLDERS AGREEMENT


          THIS SHAREHOLDERS AGREEMENT (this "Agreement"), is dated as of December 1, 1997 ("Agreement Date"), by and among KORN/FERRY INTERNATIONAL, a California corporation ("KFI"), BILL GROSS' IDEALAB!, a California corporation ("Idealab"), MAN JIT SINGH, an individual ("Singh"), and KORN/FERRY INTERNATIONAL FUTURESTEP, INC., a Delaware corporation ("Company").

                                  ARTICLE 1.

                                   PREAMBLE


     1.1 The primary business purpose of the Company is to create, establish and maintain a business providing executive search and ancillary services to candidates and client companies on-line through the medium of the Internet (the "Business"). It is the intention of the Shareholders that the Company be a subsidiary of KFI.

     1.2 The Shareholders are purchasing shares of the Company's voting common stock pursuant to that certain Stock Purchase Agreement of the same date herewith between the Company and the Shareholders (the "Stock Purchase Agreement"), in the amounts and for the cash consideration set forth therein. As set forth in the Stock Purchase Agreement, KFI will initially own and control at least a majority of the outstanding shares of the capital stock of the Company.

     1.3 Concurrently herewith, KFI and the Company are entering into a certain License Agreement of even date, pursuant to which, among other things, KFI will license to the Company the use of its name in connection with the Business (the "License Agreement").

     1.4 Concurrently herewith, the Company and Singh are entering into a certain Employment Agreement of even date, pursuant to which, among other things, Singh is employed as the President and Chief Executive Officer of the Company, for the term and consideration, and subject to the conditions, set forth therein (the "Singh Employment Agreement").

     1.5 Concurrently herewith, KFI and Singh are entering into a certain Agreement of even date ("KFI/Singh Agreement") and a certain Stock Repurchase Agreement of even date ("KFI Stock Repurchase Agreement"), pursuant to which, among other things, Singh is admitted as a shareholder of KFI, subject to the terms and conditions set forth therein.

     1.6 The Shareholders intend that the Stock Purchase Agreement, the License Agreement, the Singh Employment Agreement, the KFI/Singh Agreement, and the KFI Stock Repurchase Agreement, be executed and delivered concurrently with the execution and delivery of this Agreement.

     1.7 Unless otherwise defined herein, all capitalized terms used in this Agreement, shall have the meanings set forth in the Appendix annexed hereto.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                  ARTICLE 2.

                             ELECTION OF DIRECTORS

     2.1  Election of Directors.
          ---------------------

          2.1.1 At each annual meeting of the Stockholders, or at each special meeting of the Stockholders involving the election of directors of the Company, and at any other time at which Stockholders will have the right to or will vote for or render consent in writing regarding the election of directors of the Company, then and in each event, the Shareholders hereby covenant and agree to vote all Shares presently owned or hereafter acquired by them (whether owned of record or over which any Shareholder exercises voting control) in favor of the following actions:

          (a)  to fix and maintain the number of directors at five (5);

          (b) to cause and maintain the election to the Board of Directors of the Company (i) three (3) representatives designated by KFI, who shall initially be Richard Ferry, Michael Boxberger, Peter Dunn (individually, a "KFI Director" and collectively the "KFI Directors"), and (ii) so long as Idealab owns of record at least five (5) percent (5%) of the issued and outstanding shares of the voting capital stock of the Company, one (1) representative designated by Idealab, who shall initially be Bill Gross (the "Idealab Director"), and (iii) Singh himself, as long as Singh remains employed by the Company. The KFI Directors, the Idealab Director and Singh, in his capacity as a director pursuant to this subparagraph, are referred to herein as "Designated Directors" and individually as a "Designated Director."

          2.1.2 None of the parties entitled to designate directors hereunder shall vote to remove any Designated Director, except for bad faith or willful misconduct. Each of the parties hereto shall vote or cause to be voted all Shares owned by them and over which they have voting control (a) to remove from the Board of Directors any director designated by any party pursuant hereto at the request of such party, and (b) to fill any vacancy in the membership of the Board of Directors with a designee of the party whose Designated Director's resignation or removal from the Board caused such vacancy.

          2.1.3 If any party entitled to designate directors hereunder fails to give notice to the Company as provided above, it shall be deemed that the Designated Director of such party then serving as director shall be its designee for reelection.

          2.1.4 If Idealab shall cease to be entitled to a Designated Director because for any reason whatsoever its ownership of Stock falls below five percent (5%) or Singh shall cease to be entitled to be a Designated Director because for any reason he ceases to be employed by the Company, then the Idealab Director and/or Singh, as applicable, may be removed as a director of the Company by Stockholder Approval, and the vacancy created by such removal may be filled by the vote or written consent of a majority of the remaining Designated Directors. Thereafter, at each annual meeting of the Stockholders, or at each special meeting of the Stockholders involving the election of directors of the Company, and at any other time at which Stockholders will have the right to or will vote for or render consent in writing regarding the election of directors of the Company, the replacement on the Board of Directors for the Idealab Director and/or Singh, as applicable, shall be elected by Stockholder Approval.

                                  ARTICLE 3.

                            MANAGEMENT AND CONTROL

     3.1  General. The business and affairs of the Company shall be managed,
          -------
controlled and operated in accordance with its Certificate of Incorporation and By-Laws, as the same may be amended from time to time, except that neither the Certificate of Incorporation nor the By-Laws shall be amended in any manner that would conflict with, or be inconsistent with, the provisions of this Agreement.

     3.2  Limitation on Certain Actions by the Company. Without the prior
          --------------------------------------------
written consent of KFI, which consent may be exercised or withheld in the sole discretion of KFI, the Company shall not, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, do or cause to be done any of the following, and none of the Shareholders shall vote their Shares, or give proxies or written consents, to approve any of the following:

          3.2.1 enter into any Reorganization Transaction or adopt or effect any plan involving a Reorganization Transaction;

          3.2.2 liquidate or dissolve or adopt any plan of liquidation or dissolution, or file any petition in bankruptcy, or enter into any assignment for the benefit of creditors; or

          3.2.3 issue, sell or deliver any capital stock or debt securities (or securities convertible into capital stock or debt securities) of the Company, or any interest therein, or issue, sell or grant any warrants or options to acquire any capital stock of the Company, or any interest therein, or conduct any public offering of any of its securities, or voluntarily register any securities of the Company or the Company itself under the Securities Exchange Act of 1934, as amended;

          3.2.4 amend or restate the Company's Certificate of Incorporation or By-Laws;

          3.2.5 allow any KFI Competitor or any Company Competitor to use the Company's services for any purpose or to have access to any service, data or other information used or provided by the Company;

          3.2.6 merge, consolidate, acquire, sell assets to or otherwise enter into any business relationship or transaction with a KFI Competitor or a Company Competitor;

          3.2.7 during the three (3) year period following the Agreement Date, become a KFI Competitor, except with respect to KFI's North American executive search business involving jobs at an annual salary level of $120,000 or less. During such three (3) year period, KFI may continue to engage in such business in competition with the Company; or

          3.2.8 during the two (2) year period following the Agreement Date, solicit for job placements outside of North America.

     3.3  Limitation on Certain Actions by Idealab. Without the prior written
          ----------------------------------------
consent of KFI, which consent may be exercised or withheld in the sole discretion of KFI, so long as Idealab owns any Stock, or options, rights or warrants to acquire any Stock, and for a period of seven (7) years after the date on which it ceases to own any Stock, neither it nor any Person which is under its control, shall, directly or indirectly, do or cause to be done any of the following:

          3.3.1  engage in any Job Placement Competitive Business; or

          3.3.2  become a Job Placement Competitor.


     3.4  Certain Obligations of the Company.
          ----------------------------------

          3.4.1  During the three (3) year period following the Agreement
Date, the Company shall refer all inquiries and deliver all resumes regarding job placements involving annual salary levels in excess of $120,000 to KFI, without compensation, unless specifically requested not to do so by a client or candidate.

          3.4.2 The Company shall refer all job search inquiries and deliver all resumes which the Company receives and does not intend to pursue to KFI, without compensation.

     3.5  Activities of KFI. It is understood that KFI is currently engaged in
          -----------------
businesses, either directly or indirectly through others, which are or may become competitive with the business of the Company, either now or in the future. The Company, and all other parties to this Agreement, and all Persons who hereafter become parties to this Agreement or become otherwise bound by the provisions of this Agreement, hereby acknowledge and agree that KFI may continue to engage in such businesses, even if such businesses are or become competitive with the Company, and the pursuit of any such businesses, even if competitive with the interests of the

Company, shall not be deemed wrongful or improper. KFI may hereafter engage in or possess an interest in other activities, businesses or business ventures of any nature or description, independently or with others, similar or dissimilar to the activities of the Company, and the pursuit of any such future activities, businesses or business ventures, even if competitive with the interests of the Company, shall not be deemed wrongful or improper. KFI shall not be obligated to present any particular investment or opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and KFI shall have the right to take for its own account (individually or as a partner or fiduciary with or of other Persons) or to recommend to others any such particular investment or other opportunity. KFI shall not be required to contribute or otherwise transfer to the Company any existing businesses or any future activities, businesses or business ventures hereafter engaged in by KFI, and neither the Company nor any of the Shareholders are entitled to any of the income or profits derived therefrom. To the fullest extent permitted by applicable law, the Company and the Shareholders hereby waive and relinquish any and all rights which they may now have or hereafter acquire under applicable law which are inconsistent with the provisions of this Section.

                                  ARTICLE 4.

                   GENERAL RESTRICTION ON TRANSFER OF SHARES

     4.1  General Restriction.  No Shareholder shall Transfer any of his Shares
          -------------------
or any right or interest therein, without the prior written consent of the Company and all of the Shareholders, except a Transfer which meets the requirements of this Agreement. Any purported Transfer in violation of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in or to the Shares.

     4.2  Non-Permitted Transferee.  Notwithstanding anything contained in this
          ------------------------
Agreement to the contrary, under no circumstances may any of the Shares or any right or interest therein, be Transferred to a Person (referred to herein as a "Non-Permitted Transferee") who is, as of the date of Transfer, a Company Competitor or a KFI Competitor, without first obtaining the prior written consent of the Company and KFI, which consent may be withheld or given in the sole discretion of the Company or KFI, respectively. In the event any Non-Permitted Transferee acquires any Shares or any interest therein, then (a) such Non-Permitted Transferee shall receive and hold such Shares subject to all of the restrictions and other provisions of this Agreement and (b) such Non-Permitted Transferee shall be required to Transfer all such Shares to a Person who is not a Non-Permitted Transferee within thirty (30) days after first acquiring such Shares, such Transfer to be made in accordance with the provisions of this Agreement.

     4.3  Permitted Transfers.  Notwithstanding anything contained in this
          -------------------
Agreement to the contrary, none of the restrictions on transfer or other provisions set forth in Articles 5 through 12 of this Agreement, shall apply to any Transfer by a Shareholder of his or its Shares, or any interest therein, which constitutes a Permitted Transfer.

     4.4  Company Options.  The rights and obligations of the Company to
          ---------------
purchase Shares pursuant to Article 5 through 12 of this Agreement shall at all times be subject to the laws of the State of Delaware governing the rights of a corporation to purchase its own Stock.

                                  ARTICLE 5.

                                SALES OF SHARES

     5.1  Notice of Sale.  If any Shareholder intends to Sell its or his Shares
          --------------
to a specified Person, then at least thirty (30) days prior to the date of the consummation of the proposed Sale by such Shareholder (the "Offering Shareholder") of any of its or his Shares, or any right or interest therein (the "Offered Shares"), the Offering Shareholder shall give written notice of such proposed Sale ("Article 5 Notice of Sale") to the President and to the Secretary of the Company and to all other Shareholders. The Article 5 Notice of Sale must set forth the name of the proposed transferee, the number of Offered Shares to be Sold, the price per Share, and all other terms and conditions of the proposed Sale. Immediately thereafter, the President or the Secretary shall cause a special meeting of the Directors to be called to afford the Company the opportunity to exercise its option to purchase the Offered Shares pursuant to this Article 5. The meeting shall be called for a date not later than fifteen
(15) days after the date of delivery to the Company of the Article 5 Notice of Sale.

     5.2  Options to Purchase.  At the meeting the Company shall be given the
          -------------------
first option to purchase all or any portion of the Offered Shares. In the event that the Company cannot or does not elect to purchase all of the Offered Shares at the meeting, then written notice (the "Article 5 Company Notice") shall be given to the Shareholders (other than the Offering Shareholder) within five (5) days after such meeting, setting forth the number of Offered Shares not purchased by the Company, the number of Offered Shares each of the remaining Shareholders is entitled to purchase, assuming all remaining Shareholders elect to purchase the full amount of Offered Shares they are entitled to purchase, the price and payment terms per Offered Share, and all other material facts. Each of the remaining Shareholders (other than the Offering Shareholder) shall have the option, which must be exercised, if at all, by delivering written notice of exercise to the Company within five (5) business days after delivery of the
Article 5 Company Notice, to purchase that portion of the Offered Shares not purchased by the Company that the number of Shares held by it or him bears to the number of Shares held by all Shareholders electing to purchase the Offered Shares. The right of the Company and the Shareholders to exercise their options to purchase the Offered Shares pursuant to this Article 5 is not dependent upon all of the Offered Shares being purchased by the Company and/or Shareholders.

     5.3  Notice of Exercise of Options.
          -----------------------------

          5.3.1 Prior to the expiration of the thirty (30) day period following the date of delivery by the Offering Shareholder of the Article 5 Notice of Sale ("Option Period"), the Company shall give written notice of exercise of the options to the Offering Shareholder, setting forth the name of each party who has elected to purchase the Offered Shares and the number of Offered Shares to be purchased by each party.

          5.3.2 Each Shareholder who exercises his option to purchase shall be deemed to have authorized the Company to give, on its or his behalf, notice of exercise of the option. Upon the giving of such notice of exercise to the Offering Shareholder, each of the parties named therein shall be obligated to purchase the number of Offered Shares which such party has elected to purchase for the same purchase price and on all other terms and conditions set forth in the Article 5 Notice of Sale.

     5.4  Failure to Exercise Options for All Offered Shares. In the event that
          --------------------------------------------------
the Company and/or the Shareholders do not elect to purchase all of the Offered Shares, then at any time during the sixty (60) days following the expiration of such Option Period, subject to the provisions of Section 4.2 above, the Offering Shareholder may Sell those Offered Shares not purchased by the Company and the Shareholders ("Remaining Offered Shares"), to the person, at the price and on the terms specified in the Article 5 Notice of Sale, provided that such person executes a document, in form and substance satisfactory to the Company and its counsel, pursuant to which such person agrees to be bound by the provisions of this Agreement, and thereby agrees to receive and hold all the Offered Shares so purchased subject to all of the provisions and restrictions contained herein. If the Remaining Offered Shares have not been so Sold prior to the expiration of such sixty (60) day period, the Remaining Offered Shares shall again become subject to all of the provisions of this Agreement and may not thereafter be Transferred except in the manner and on the terms set forth in this Agreement.

                                  ARTICLE 6.

                             INVOLUNTARY TRANSFERS

     6.1  Notice of Involuntary Transfer. At least thirty (30) days prior to an
          ------------------------------
Involuntary Transfer by a Shareholder (the "Transferring Shareholder") of any of his Shares, or any right or interest therein (the "Article 6 Shares"), the Transferring Shareholder shall give written notice of such proposed Involuntary Transfer ("Notice of Involuntary Transfer") to the President and the Secretary of the Company and to all other Shareholders. The Notice of Involuntary Transfer must set forth the name and address of the proposed transferee, the number of
Article 6 Shares to be transferred, and all other material circumstances surrounding the proposed Involuntary Transfer. Immediately thereafter, the President or the Secretary shall cause a special meeting of the Directors to be called to afford the Company the opportunity to exercise its option to purchase the Article 6 Shares. The meeting shall be called for a date not later than fifteen (15) days after the date of delivery to the Company of the Notice of Involuntary Transfer.

     6.2  Options to Purchase. At the meeting the Company shall be given the
          -------------------
first option to purchase all or any portion of the Article 6 Shares. In the event that the Company cannot or does not elect to purchase all of the Article 6 Shares at the meeting, then written notice (the "Article 6 Company Notice") shall be given to the Shareholders (other than the Transferring Shareholder) within five (5) days after such meeting, setting forth the number of Article 6 Shares not purchased by the Company, the number of Article 6 shares each of the remaining Shareholders is entitled to purchase, assuming all remaining Shareholders elect to purchase the full amount of Article 6 Shares they are entitled to purchase, the price and payment terms per Article 6 Share, determined in accordance with Article 10 and 11 below, and all other material facts. Each of the remaining Shareholders (other than the Transferring Shareholder) shall have the option, which must be exercised, if at all, by delivering written notice of exercise to the Company within five (5) business days after delivery of the Article 6 Company Notice, to purchase that portion of the Article 6 Shares not purchased by the Company that the number of Shares held by it or him bears to the number of Shares held by all Shareholders electing to purchase the Article 6 Shares. The right of the Company and the Shareholders to exercise their options to purchase the Article 6 Shares pursuant to this Article 6 is not dependent upon all of the Article 6 Shares being purchased by the Company and/or Shareholders.

     6.3  Notice of Exercise of Options.
          -----------------------------

          6.3.1 Prior to the expiration of the thirty (30) day period following the date of delivery by the Transferring Shareholder of the Article 6 Notice of Sale ("Article 6 Option Period"), the Company shall give written notice of exercise of the options to the Transferring Shareholder, setting forth the name of each party who has elected to purchase the Article 6 Shares and the number of
Article 6 Shares to be purchased by each party.

          6.3.2 Each Shareholder who exercises his option to purchase shall be deemed to have authorized the Company to give, on his behalf, notice of exercise of the option. Upon the giving of such notice of exercise to the Transferring Shareholder, each of the parties named therein shall be obligated to purchase the number of Article 6 Shares which such party has elected to purchase for the purchase price set forth in Article 10 of this Agreement and the purchase price shall be paid in the manner provided in Article 11 of this Agreement.

     6.4  Failure to Exercise Options. In the event that the Company and/or the
          ---------------------------
Shareholders do not elect to purchase all of the Article 6 Shares prior to the expiration of the Article 6 Option Period, then at any time during the sixty
(60) days following the expiration of the Article 6 Option Period, subject to the provisions of Section 4.2 above, the Article 6 Shares not purchased by the Company and the Shareholders (the "Remaining Article 6 Shares") may be Involuntarily Transferred, to the person and in the manner set forth in the Notice of Involuntary Transfer, provided that such person executes a document, in form and substance satisfactory to the Company and its counsel, pursuant to which such person agrees to be bound by the provisions of this Agreement, and thereby agrees to receive and hold all the Remaining Article 6 Shares subject to all of the provisions and restrictions contained herein. If the Remaining
Article 6 Shares have not been so Involuntarily Transferred prior to the expiration of such sixty (60) day period, the Remaining Article 6 Shares shall again become subject to all of the provisions of this Agreement and may not thereafter be Transferred except in the manner and on the terms set forth in this Agreement.

                                   ARTICLE 7.

                            FAILURE TO GIVE NOTICES

     7.1  Applicability of Articles 5 and 6. The failure to give an Article 5
          ---------------------------------
Notice of Sale or an Article 6 Notice of Involuntary Transfer as required in Articles 5 and 6 hereof shall not prevent the exercise by the Company and/or the Shareholders of their options to purchase the Offered Shares or the Article 6 Shares as provided therein. If a Sale or an Involuntary Transfer has occurred and no Article 5 Notice of Sale or Notice of Involuntary Transfer was given, any Shareholder may call a combined meeting of the directors and Shareholders at any time thereafter for the purpose of determining whether the Company and/or the Shareholders will exercise their options to purchase the Offered Shares or
Article 6 Shares, or any portion thereof, which have been Sold or Involuntarily Transferred substantially in the manner set forth in Articles 5 and 6 hereof.

     7.2  Notice of Exercise. In the event the Company and/or the Shareholders
          ------------------
elect to exercise their options to acquire all or a portion of the Offered Shares or Article 6 Shares as set forth in Articles 5 or 6 above, then the notice of exercise shall be mailed to the person who acquired such Shares, at the last known address of such person which the Company shall be able to ascertain. The person acquiring such Shares shall be required to sell such Shares, and shall execute and deliver the certificates evidencing such Shares, to the Company and/or the Shareholders pursuant to the exercise of such options.

                                   ARTICLE 8.

         BANKRUPTCY, DISSOLUTION, OR CHANGE OF CONTROL OF A SHAREHOLDER

     8.1  Company Option to Purchase. If(a) a petition in bankruptcy is filed by
          --------------------------
or against any Shareholder, or (b) any Shareholder elects to dissolve, or (c) control, directly or indirectly, either through stock ownership, by contract or otherwise, of any Shareholder is acquired by a Company Competitor or a KFI Competitor, or (d) five percent (5%) or more of the voting power of a Shareholder is acquired, directly or indirectly, by a Company Competitor or a KFI Competitor (such Shareholder being referred to herein as the "Article 8 Shareholder"), then the Company shall have the first option to purchase all or any portion of the Article 8 Shareholder's Shares ("Article 8 Shares") from the
Article 8 Shareholder or other person who would otherwise acquire such Shares (referred to herein as the "Article 8 Shareholder's Successor"). Such option shall be exercisable by the Company during the thirty (30) day period following the date on which the applicable event referred to in subparagraphs (a) through
(d) above occurs and must be exercised, if at all, by giving written notice of exercise to such Article 8 Shareholder or such Article 8 Shareholder's Successor prior to the expiration of said thirty (30) day period. If the Company duly exercises such option, then the Article 8 Shareholder or the Article 8 Shareholder's Successor shall be required to sell such Article 8 Shares to the Company for the purchase price specified in Article 10 and such purchase price shall be paid in the manner provided for in Article 11 hereof.

     8.2  Shareholders Option to Purchase. If for any reason the Company does
          -------------------------------
not exercise its option to purchase all of said Article 8 Shares, then the Company shall give each of the remaining Shareholders prompt written notice specifying the number of Article 8 Shares not purchased by the Company and other relevant information. Each of the remaining Shareholders shall have the option to purchase that portion of the Article 8 Shares not purchased by the Company that the number of Shares held by it or him bears to the number of Shares held by all Shareholders electing to purchase the Article 8 Shares. Such options shall be exercisable by the Shareholders during the sixty (60) day period following the date on which the applicable event referred to in Section 8.1 above occurs, and must be exercised, if at all, by giving written notices of exercise to such Article 8 Shareholder or such Article 8 Shareholder's Successor prior to the expiration of said sixty (60) day period. If the Shareholders duly exercise such options, then the Article 8 Shareholder or the Article 8 Shareholder's Successor shall be required to sell all such Article 8 Shares to such Shareholders for the purchase price specified in Article 10 hereof and such purchase price shall be paid in the manner provided for in Article 11 hereof.

     8.3  Failure to Exercise Options. If the Company and the Shareholders shall
          ---------------------------
fail to exercise their options to purchase all of the Article 8 Shares of the
Article 8 Shareholder within the time periods referred to in Sections 8.1 and
8.2 above, then such options shall automatically expire with respect to the
Article 8 Shares not so purchased by the Company and the Shareholders ("Remaining Article 8 Shares"); provided, however, that such Remaining Article 8 Shares and the Article 8 Shareholder or the Article 8 Shareholder's Successor shall nevertheless remain subject to the terms and conditions of this Agreement with respect to such Remaining Article 8 Shares, including, without limitation, the provisions of Article 2 hereof, and such Remaining Article 8 Shares may not thereafter be Transferred by the Article 8 Shareholder or the Article 8 Shareholder's Successor without compliance with all of the terms and conditions of this Agreement.

                                   ARTICLE 9.

            TERMINATION OF EMPLOYMENT, DEATH AND DISABILITY OF SINGH

     9.1  Company Option to Purchase. In the event that for any reason
          --------------------------
whatsoever (a) Singh's employment with the Company is terminated, with or without cause, by the Company or by Singh, or Singh otherwise is no longer employed by the Company, or (b) Singh becomes and remains "Disabled" (as defined in Section 9.4 below) for a consecutive period of sixty (60) days or for nonconsecutive periods aggregating one hundred and twenty (120) days ("Disability Period"), and Singh's employment with the Company is terminated by the Company pursuant to Section 7.4 of the Singh Employment Agreement, or (c) Singh's employment with the Company is terminated because of the death of Singh, then the Company shall have the first option to purchase all or any portion of Singh's Shares ("Article 9 Shares") from Singh or Singh's estate, executor, administrator or guardian, as applicable ("Article 9 Shareholder's Successor"). The date on which Singh's employment with the Company is terminated by reason of the foregoing shall sometimes be referred to herein as the Employment Termination Date. Such option shall be exercisable by the Company during the sixty (60) day period following the Employment Termination Date, and must be exercised, if at all, by giving written notice of exercise to Singh or the Article 9 Shareholder's Successor prior to the expiration of said sixty
(60) day period. If the Company duly exercises such option, then Singh or the
Article 9 Shareholder's Successor shall be required to sell such Article 9 Shares to the Company for the purchase price specified in Article 10 hereof and such purchase price shall be paid in the manner provided for in Article 11 hereof.

     9.2  Shareholders Option to Purchase. If for any reason the Company does
          -------------------------------
not exercise its option to purchase all of said Article 9 Shares, then the Company shall give each of the remaining Shareholders prompt written notice specifying the number of Article 9 Shares not purchased by the Company and other relevant information. Each of the remaining Shareholders shall have the option to purchase that portion of the Article 9 Shares not purchased by the Company that the number of Shares held by it or him bears to the number of Shares held by all Shareholders electing to purchase the Article 9 Shares. Such options shall be exercisable by the Shareholders during the sixty (60) day period following the Employment Termination Date, and must be exercised, if at all, by giving written notices of exercise to Singh or the Article 9 Shareholder's Successor prior to the expiration of said sixty (60) day period. If the Shareholders duly exercise such options, then Singh or the Article 9 Shareholder's Successor shall be required to sell all such Article 9 Shares to such Shareholders for the purchase price specified in Article 10 hereof and such purchase price shall be paid in the manner provided for in Article 11 hereof.

     9.3  Failure to Exercise Options. If the Company and the Shareholders shall
          ---------------------------
fail to exercise their options to purchase all of the Article 9 Shares within the time periods referred to in Sections 9.1 and 9.2 above, then such options shall automatically expire with respect to the Article 9 Shares not purchased (the "Remaining Article 9 Shares"); provided, however, that such Remaining
Article 9 Shares, Singh and the Article 9 Shareholder's Successor shall nevertheless remain subject to all of the terms and conditions of this Agreement, including, without limitation, the provisions of Article 2 hereof.

     9.4  Definition of Disability. For purposes of this Agreement, the term
          -----------------------
"Disabled" shall have the meaning set forth in Section 7.4 of the Singh Employment Agreement.

     9.5  Singh Put Right. If Section 9.1(a) applies and Singh's employment
          ---------------
with the Company was terminated by the Company without cause, or Section 9.1(b) or Section 9.1(c) applies, and as of the date of termination of such employment, Singh had been employed with the Company for a continuous period of at least thirty-six (36) months, and the Company and the Shareholders have not exercised their options to purchase all of the Article 9 Shares within the time periods referred to in Sections 9.1 and 9.2 above, then for the thirty (30) day period following the expiration of the sixty (60) day period referred to in Section 9.2 above, Singh shall have the right to require the Company to purchase all of Singh's Shares. Such right (sometimes referred to herein as the "Singh Put Right") shall be exercisable by Singh during the thirty (30) day period referred to herein and must be exercised, if at all, by giving written notice of exercise to the Company prior to the expiration of said thirty (30) day period. If Singh duly exercises the Singh Put Right, then the Company shall be required to purchase all of Singh's Shares, subject to the provisions of Section 4.4 above, for the purchase price specified in Article 10 hereof and such purchase price shall be paid in the manner provided for in Article 11 hereof.

                                  ARTICLE 10.

                        DETERMINATION OF PURCHASE PRICE

     10.1 Purchase Price Under Articles 6, 7, and 8. The total purchase price
          -----------------------------------------
per share of each Share purchased pursuant to Articles 6, 7 and 8 hereof shall be an amount equal to the Per Share Book Value.

     10.2 Purchase Price Under Article 9. As a general rule, the total purchase
          ------------------------------
price per share for each Share purchased pursuant to Article 9 hereof shall be an amount equal to the higher of the average amount per Share paid by Singh for such Shares ("Per Share Cost") or the Per Share Book Value; provided, however, that:

          10.2.1 If Section 9.1(a) applies and Singh's employment with the Company was terminated by the Company without cause, or Section 9.1(b) or
     Section 9.1(c) applies, and as of the date of termination of such employment, Singh had been employed with the Company for a continuous period of at least eighteen (18) months, but not more than thirty-six (36) months, the total purchase price for each Share purchased pursuant to
     Article 9 hereof shall be the greater of (a) the Per Share Cost, or (b) the Per Share Book Value, or (c) if the Company has sold additional shares of its capital stock to other investors as of the date of termination of such employment (sometimes referred to herein as the "Second Round Financing"), $1.20 per share, or (d) if as of the date of termination of such employment the Company has completed an IPO, the Per Share Market Value; provided, further however, that if Section 10.2.1(c) applies, the purchase price shall be payable only if and when the Company has completed an IPO or an IPO could have been completed within the meaning of Section 12.2 below, such payment to be made in the manner set forth in Article 11 hereof.

          10.2.2 If Section 9.1(a) applies and Singh's employment with the Company was terminated by the Company without cause or by Singh for any reason, or Section 9.1(b) or Section 9.1(c) applies, and as of the date of termination of such employment, Singh had been employed with the Company for a continuous period of at least thirty-six (36) months, the total purchase price for each Share purchased pursuant to Article 9 hereof shall be the greater of (a) the Per Share Cost, or (b) the Per Share Book Value, or (c) if the Company has completed the Second Round Financing as of the date of termination of such employment, $1.50 per share, or (d) if as of the date of termination of such employment the Company has completed an IPO, the Per Share Market Value; provided, further however, that if Section 10.2.2(c) applies, the purchase price shall be payable only if and when the Company has completed an IPO or an IPO could have been completed within the meaning of Section 12.2 below, such payment to be made in the manner set forth in Article 11 hereof.

          10.2.3 If Section 9.5 applies, the total purchase price for each Share purchased pursuant to Section 9.5 shall be the greater of (a) the Per Share Cost, or (b) the Per Share

     Book Value, or (c) if the Company has completed the Second Round Financing as of the date of termination of such employment, $1.50 per share, or (d) if as of the date of termination of such employment the Company has completed an IPO, the Per Share Market Value; provided, further however, that if Section 10.2.3(c) applies, the purchase price shall be payable only if and when the Company has completed an IPO or an IPO could have been completed within the meaning of Section 12.2 below, such payment to be made in the manner set forth in Article 11 hereof.

     10.3 Goodwill. The parties understand that whether or not the foregoing
          --------
provisions include a premium above book value, their goodwill, if any, has been taken into consideration in the formula set forth in Sections 10.1 and 10.2, and each party hereto recognizes and waives his or its rights, if any, to be compensated in the purchase price separately for goodwill of the Company. Such recognition and waiver shall be binding upon the spouse, if any, of any individual Shareholder and his heirs and assigns.

     10.4 Allocation of Total Purchase Price. In the event that the Shares are
          ----------------------------------
purchased by more than one party hereto, then the purchase price provided herein shall be allocated among the parties purchasing such Shares on the basis of the number of Shares so purchased.

                                  ARTICLE 11.

                           PAYMENT OF PURCHASE PRICE

     11.1 Purchases Under Articles 6, 7, 8 and 9.
          --------------------------------------

          11.1.1 In the event of any purchase of Shares pursuant to the options contained in Articles 6, 7, 8 and 9 hereof, then the consummation of such purchase (the "Closing") shall occur on (a) the thirtieth (30th) day following the date of the last notice of exercise given pursuant to Articles 6, 7, 8 and 9, as applicable, or if said day is not a business day, then on the next succeeding business day (such date being referred to herein as the "Closing Date").

          11.1.2 In the event of any purchase of Shares pursuant to the options contained in Articles 6, 7, 8 and 9 hereof, then the Company and/or each of those Shareholders purchasing such Shares shall, subject to the provisions of Sections 11.1.3 and 11.2 below, pay their respective portions of the total purchase price in full in cash at the Closing; provided, however, that if Sections 10.2.1(c), or 10.2.2(c) or 10.2.3(c) applies, then such purchase price shall be payable within thirty (30) days after the date on which the Company has completed an IPO or an IPO could have been completed within the meaning of
Section 12.2 below, such payment to be made in the manner set forth in this
Article 11.

          11.1.3 The Company or a Shareholder may elect to pay his or her respective portion of the total purchase price in installments. If such an election is made, the purchase price shall be paid twenty percent (20%) in cash at Closing, and the balance in thirty-six (36) equal monthly installments, commencing on the first day of the month following the Closing Date and continuing thereafter on the first day of each succeeding month until the entire portion of such party's respective balance of the purchase price has been paid in full. Such respective balance shall be evidenced by an installment note executed by such party and delivered at the Closing to the person from whom the Shares are being purchased. Such promissory note shall bear simple interest at the prime or reference lending rate of Bank of America, San Francisco, California, as of the date of said note; provided, however, that such interest rate shall not exceed the maximum rate permitted by law. Such promissory note shall contain customary provisions for late charges and default rates of interest.

            11.1.4 At the Closing, the Shares being purchased pursuant to Articles 6, 7, 8 and 9, as applicable, shall be transferred to the Company and/or the Shareholders purchasing such Shares by the execution and delivery of a stock assignment separate from certificate, together with the original certificate(s) evidencing such Shares.

      11.2  Insurance Policies. Partially or fully to fund the payments of the
            ------------------
purchase price of Shares to be bought by the Company under Article 9 in the event of the death of Singh, the Company may, if so directed by the Board of Directors, apply for, acquire and maintain in full force and effect a policy of life insurance in an amount sufficient to pay all or part of the purchase price of such Shares in the event the Company exercises its option to purchase such Shares pursuant to Article 9. Each policy shall belong solely and absolutely to the Company, and subject to the provisions of this Agreement, the Company reserves all the powers and rights of ownership thereof, shall name itself as primary beneficiary, and agrees to pay all premiums thereon as they fall due. Any dividends paid upon any of the policies prior to maturity by death of the insured shall be paid to the Company. Receipts showing payment of premiums shall be retained on file by the Company and shall be available to the Shareholders for inspection. In the event the Company exercises its option pursuant to
Article 9 above to purchase such Shares and elects to pay the purchase price therefor in installments pursuant to Section 11.1.3 above, and the proceeds from any such life insurance policies are in excess of twenty percent (20%) of the purchase price of said Shares, then notwithstanding anything to the contrary in
Section 11.1.3, the Company shall nevertheless pay at the Closing the full amount of such life insurance proceeds in cash, and the balance will be evidenced by a note in the manner provided in Section 11.1.3 above.

                                  ARTICLE 12.

                         SPECIAL PUT AND CALL OPTIONS

      12.1  Put Rights and Call Rights.
            --------------------------

            12.1.1  IPO Put Rights. If on or before December 31,2002, an IPO
                    --------------
      could have been completed because the conditions set forth in Section 12.2 below have been satisfied, but such IPO was not completed solely because of a KFI Objection, then Idealab and Singh shall each have the right (referred to in this Agreement as an "IPO Put Right") to cause the Company to purchase all (but not less than all) of their Shares for the purchase price and on the other terms and conditions set forth below in this
      Article 12. In order to exercise the IPO Put Right, Idealab or Singh must deliver written notice of exercise to the Company and to KFI on or before December 31, 2003. If for any reason whatsoever either Idealab or Singh fail or neglect to exercise an IPO Put Right which exists on or before December 31, 2003, then the IPO Put Right shall automatically expire and be of no further force or effect. If the Company is unable under applicable law to consummate an IPO Put Right which has been duly exercised or if the Company has insufficient funds to consummate such an IPO Put Right, then KFI shall be obligated to consummate such IPO Put Right on the same terms and conditions.

    12.1.2    Other Put Rights. During the month of September of each year
              ----------------
occurring after December 31, 2003 and provided the Company has not as of September 1/st/ of any such year consummated an IPO, then Idealab and Singh shall each have the right (referred to in this Agreement as an "Other Put Right") to cause the Company to purchase all (but not less than all) of their Shares for the purchase price and on the other terms and conditions set forth below in this Article 12. In order to exercise an Other Put Right, Idealab or Singh must deliver written notice of exercise to the Company and to KFI in the month of September of such year. If for any reason whatsoever either Idealab or Singh fail or neglect to exercise an Other Put Right during any such September, then such Other Put Right for that year shall automatically expire and be of no further force or effect. KFI shall have no obligation to consummate an Other Put Right which for any reason cannot be consummated by the Company.

    12.1.3    IPO Call Rights. If on or before December 31, 2002, an IPO could
              ---------------
have been completed because the conditions set forth in Section 12.2 below have been satisfied, but such IPO was not completed solely because of a KFI Objection, then the Company or, at the election of KFI, the Company and/or KFI; shall have the right (referred to in this Agreement as an "IPO Call Right") to purchase all (but not less than all) of the Shares then owned by Idealab and/or Singh for the purchase price and on the other terms and conditions set forth below in this Article 12, and in the proportions designated by KFI. In order to exercise the IPO Call Right, the Company and/or KFI must deliver written notice of exercise to the Idealab and/or Singh, as applicable, on or before December 31,2003. If for any reason whatsoever the Company and/or KFI fail or neglect to exercise the IPO Call Right which exists on or before December 31, 2003, then the IPO Call Rights shall automatically expire and be of no further force or effect.

    12.1.4    Other Call Rights. During the month of September of each year
              ----- ---- ------
occurring after December 31, 2003 and provided the Company has not as of September 1/st/ of any such year consummated an IPO, then the Company or, at the election of KFI, the Company and/or KFI, shall have the right (referred to in this Agreement as an "Other Call Right") to purchase all (but not less than all) of the Shares of Idealab and/or Singh for the purchase price and on the other terms and conditions set forth below in this Article 12, and in the proportions designated by KFI. In order to exercise an Other Call Right, the Company and/or KFI must deliver written notice of exercise to the Idealab and/or Singh, as applicable, in the month of September of such year. If for any reason whatsoever either the Company and KFI fail or neglect to exercise an Other Call Right during any such September, then such Other Call Right for that year shall automatically expire and be of no further force or effect.

     12.2  IPO Could Have Been Completed. An IPO could have been completed
           -----------------------------
within the meaning of Sections 12.1.1 and 12.1.3 if all of the following conditions are satisfied:

           12.2.1 All directors of the Company other than the "KFI Directors" (as this term is used in this Shareholders Agreement) affirmatively requested and voted in favor of such IPO; and

           12.2.2 The Company had positive EBITDA of at least $14 million during the twelve (12) calendar month preceding the date on which it is asserted such an IPO could have been completed; and

           12.2.3 The Company has received the "IPO Opinions" referred to in Section 12.3 below.

     12.3  IPO Opinions. Upon exercise of an IPO Put Right or an IPO Call Right,
           ------------
the party giving the notice of exercise shall include in such notice the name of an appraiser or other valuation expert ("Section 12.3 Exercising Party's Appraiser"). Within five (5) days after notice of exercise of an IPO Put Right or an IPO Call Right has been given, the party, or if an IPO Call Right is being exercised as to Idealab and Singh, both Idealab and Singh, shall select an appraiser or other valuation expert and give written notice thereof to the party exercising the IPO Put Right or the IPO Call Right (the "Section 12.3 Recipient's Appraiser"). Within five (5) days after the notice of the name of the Section 12.3 Recipient's Appraiser is given, the Section 12.3 Exercising Party's Appraiser and the Section 12.3 Recipient's Appraiser shall select and notify the parties of a third appraiser or valuation expert ("Section 12.3 Third Appraiser"). The Section 12.3 Recipient's Appraiser, the Section 12.3 Exercising Party's Appraiser, and the Section 12.3 Third Appraiser, must each be a Person who or which has substantial experience in initial public offerings and the valuation of companies for purposes of initial public offerings. Within fifteen
(15) days thereafter, the Section 12.3 Exercising Party's Appraiser, the Section
12.3 Recipient's Appraiser and the Section 12.3 Third Appraiser shall each render a written opinion to the exercising party and the other parties as to whether in its or his opinion a firm underwritten IPO by the Company could have been completed on or about the date asserted, on terms and conditions which are consistent with initial public offerings of companies of a similar type under similar circumstances, utilizing one or more of the top fifteen national investment banking firms in terms of underwriting revenues from initial public offerings of equity securities, as established by the most recent published sources (with such an affirmative opinion being referred to herein as a "Favorable Opinion"). If at least two of the three opinions constitute Favorable Opinions, then the condition referred to in Section 12.2.3 shall be deemed satisfied. If at least two of the three opinions do not constitute Favorable Opinions, then the condition referred to in Section 12.2.3 shall not be deemed satisfied, and that result shall be binding on all parties. Each of the foregoing three appraisers which renders a Favorable Opinion, shall include in such opinion its or his estimate of the gross offering price per share or an average of a range of gross offering prices per share at which the shares of the capital stock of the Company would have been sold in such an IPO ("Per Share IPO Estimate"). The fees of the
Section 12.3 Exercising Party's Appraiser shall be paid by the party exercising the IPO Put Right or IPO Call Right, as applicable, and the fees of the Section
12.3 Recipient Party's Appraiser shall be paid by the party or parties receiving the notice of exercise. The fees of the Section 12.3 Third Appraiser shall be borne fifty percent (50%) by the party exercising the IPO Put Right or IPO Call Right, and fifty percent (50%) by the other parties.

     12.4  Appraisers. Upon exercise of an Other Put Right or an Other Call
           ----------
Right, the party giving the notice of exercise shall include in such notice the name of an appraiser or other valuation expert ("Section 12.4 Exercising Party's Appraiser"). Within five (5) days after notice of exercise of an Other Put Right or an Other Call Right has been given, the party, or if an Other Call Right is being exercised as to Idealab and Singh, both Idealab and Singh, shall select an appraiser or other valuation expert and give written notice thereof to the party exercising the Other Put Right or Other Call Right (the "Section 12.4 Recipient's Appraiser"). Within five (5) days after the notice of the name of the Section 12.4 Recipient's Appraiser is given, the Section 12.4 Exercising Party's Appraiser and the Section 12.4 Recipient's Appraiser shall select and notify the parties of a third appraiser or valuation expert ("Section 12.4 Third Appraiser"). The Section 12.4 Recipient's Appraiser, the Section 12.4 Exercising Party's Appraiser, and the Section 12.4 Third Appraiser, must each be a Person who or which has substantial experience in the valuation of non-public companies. Within fifteen (15) days thereafter, the Section 12.4 Exercising Party's Appraiser, the Section 12.4 Recipient's Appraiser and the Section 12.4 Third Appraiser shall each render a written opinion (collectively, the "Other Opinions") to the exercising party and the other parties as to the fair market value of each Share which is the subject of the Other Put Right or Other Call Right ("Per Share Estimate"). The fees of the Section 12.4 Exercising Party's Appraiser shall be paid by the party exercising the Other Put Right or Other Call Right, as applicable, and the fees of the Section 12.4 Recipient Party's Appraiser shall be paid by the party or parties receiving the notice of exercise. The fees of the Section 12.4 Third Appraiser shall be borne fifty percent (50%) by the party exercising the Other Put Right or Other Call Right, and fifty percent (50%) by the other parties.

     12.5  Purchase Price and Payment Terms.
           --------------------------------

           12.5.1 The purchase price payable for each Share pursuant to an IPO Put Right or an IPO Call Right shall be an amount equal to the average of the Per Share IPO Estimates set forth in the IPO Opinions.

           12.5.2 The purchase price payable for each Share pursuant to an Other Put Right or an Other Call Right shall be an amount equal to the average of the Per Share Estimates set forth in the Other Opinions.

           12.5.3 In the event of any purchase of Shares pursuant to the Put Rights or the Call Rights, then the consummation of such purchase (the "Closing") shall occur on the thirtieth (30th) day following the date of the last IPO Opinion or Other Opinion, as applicable, or if said day is not a business day, then on the next succeeding business day (such date being referred to herein as the "Closing Date").

          12.5.4 The purchase price payable for each Share pursuant to the Put Rights or the Call Rights shall be payable in cash or by wire transfer of immediately available funds at the Closing; provided, however, that the purchase price may be paid in installments if the purchaser of the Shares so elects. If such an election is made, the purchase price shall be paid twenty percent (20%) in cash at Closing, and the balance in thirty-six (36) equal monthly installments, commencing on the first day of the month following the Closing Date and continuing thereafter on the first day of each succeeding month until the entire balance of the purchase price has been paid in full. Such respective balance shall be evidenced by an installment note executed by the purchaser of the Shares and delivered at the Closing to the person from whom the Shares are being purchased. Such promissory note shall bear simple interest at the prime or reference lending rate of Bank of America, Los Angeles, California, as of the date of said note; provided, however, that such interest rate shall not exceed the maximum rate permitted by law. Such promissory note shall contain customary provisions for late charges and default rates of interest.

          12.5.5 At the Closing, the Shares being purchased pursuant to this Articles 12 shall be transferred to the Company and/or KFI by the execution and delivery of a stock assignment separate from certificate, together with the original certificate(s) evidencing such Shares.

          12.5.6 Notwithstanding anything contained in this Section 12.5 to the contrary, if prior to the date on which KFI is required or has the right to consummate a purchase of Shares pursuant to an exercise of an IPO Put Right or an IPO Call Right or an Other Put Right or an Other Call Right, KFI has consummated an IPO with respect to one or more classes of its equity securities ("KFI Public Securities"), then KFI may, at its sole option, pay all or any portion of the purchase price for such Shares by issuing shares of the KFI Public Securities, which may be in a transaction not involving any public offering, and subject to compliance with applicable federal and state securities laws. For these purposes, the value of each share of the KFI Public Securities to be issued shall be: (i) If the KFI Public Securities are listed on any established stock exchange or a national market system, including, without limitation, The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the closing sales price of a share of the KFI Public Securities (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the Closing Date, or
(ii) if the KFI Public Securities are quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the KFI Public Securities on the last market trading day prior to the Closing Date. By way of example only, if KFI is entitled or required to pay $10,000 for Shares pursuant to an exercise of an IPO Put Right or an Other Put Right, KFI may pay said $10,000 by issuing KFI Public Securities having a value, as determined above, of $10,000.

                                  ARTICLE 13.

                                 MISCELLANEOUS

     13.1 Transfer of Stock. Except as otherwise expressly provided in this
          -----------------
Agreement and the Stock Purchase Agreement, each Shareholder agrees not to transfer any of his shares of capital stock of the Company, without complying with the provisions of those Agreements.

     13.2 Legend. Each certificate representing the Shares shall bear the
          ------
following legend, until such time as the Shares are no longer subject to the provisions hereof, in addition to such other legends required by the Stock Purchase Agreement and applicable federal and state securities laws:

     "The sale, transfer or assignment of the securities represented by this certificate are subject to the terms and conditions of a certain Shareholders Agreement dated ____________, 1997, among the Company and holders of its outstanding capital stock. Copies of such Agreement may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Company."

     13.3 Certificate of Incorporation and By-Laws. Subject to the provisions of
          ----------------------------------------
this Agreement, the Certificate of Incorporation and By-Laws of the Company may be amended in any manner permitted thereunder, except that neither the Certificate of Incorporation nor the By-Laws shall be amended in any manner that would conflict with, or be inconsistent with, the provisions of this Agreement.

     13.4 Injunctive Relief. It is acknowledged that it will be impossible to
          -----------------
measure the damages that would be suffered by the nonbreaching party if any party fails to comply with the provisions of this Agreement and that in the event of any such failure, the nonbreaching parties will not have an adequate remedy at law. The non-breaching parties shall, therefore, be entitled to obtain specific performance of the breaching party's obligations hereunder and to obtain immediate injunctive relief. The breaching party shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that the nonbreaching parties have an adequate remedy at law.

     13.5 Preparation of Agreement. It is acknowledged by each party that such
          ------------------------
party either had separate and independent advice of counsel or the opportunity to avail itself or himself of separate and independent legal counsel. Each party hereto understands and acknowledges that Morrison & Foerster LLP is legal counsel to KFI only, and does not represent any other party to this Agreement. In light of these and other relevant facts it is further acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

     13.6 Cooperation and Further Assurances. Each party agrees, without further
          ----------------------------------
consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

     13.7 Interpretation.
          --------------

          13.7.1 Entire Agreement/No Collateral Representations. Each party
                 ----------------------------------------------
expressly acknowledges and agrees that this Agreement, the Stock Purchase Agreement, the Singh Employment Agreement, the License Agreement, the KFI/Singh Agreement and the KFI Stock Repurchase Agreement: (i) are the final expression of the parties agreements with respect to the subject matter hereof and thereof and are the complete and exclusive statements of the terms of such agreement;
(ii) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the "Prior Agreements"), and that any such Prior Agreements are of no force or effect except as expressly set forth herein and therein; and (iii) may not be varied, supplemented or contradicted by evidence of Prior Agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

          13.7.2 Waiver. No breach of any agreement or provision herein
                 ------
contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

          13.7.3 Remedies Cumulative. Except as otherwise provided in this
                 -------------------
Agreement, the remedies of each party under this Agreement, the Stock Purchase Agreement, the Singh Employment Agreement, the License Agreement, the KFI Stock Repurchase Agreement, and the KFI/Singh Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

          13.7.4 Severability. If any term or provision of this Agreement or the
                 ------------
application thereof to any Person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (i) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (ii) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

          13.7.5        No Third Party Beneficiary. The parties specifically
                        --------------------------
disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no third party shall have any rights hereunder or any right of enforcement hereof.

          13.7.6        No Reliance Upon Prior Representation. The parties
                        ---------------- ----- --------------
acknowledge that no other party has made any oral representation or promise which would induce them prior to executing this Agreement to change their position to their detriment, partially perform, or part with value in reliance upon such representation or promise; the parties acknowledge that they have taken such action at their own risk; and the parties represent that they have not so changed their position, performed or parted with value prior to the time of their execution of this Agreement.

          13.7.7        Headings; References; Incorporation; Gender. The
                        -------------------------------------------
headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. All cross-references in this Agreement, unless specifically directed to another agreement or document, shall be construed only to refer to provisions within this Agreement, and shall not be construed to be referenced to the overall transaction or to any other agreement or document. Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

     13.8 Enforcement.
          -----------

          13.8.1        Applicable Law. This Agreement and the rights and
                        --------------
remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Delaware, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of Delaware.

          13.8.2        Consent to Jurisdiction; Service of Process. Any action
                        ------- --------------------------- -------
or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of California located within the County of Los Angeles. Each party generally and unconditionally accepts the exclusive jurisdiction of such courts and to venue therein, consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement, and waives any defense or right to object to venue in said courts based upon the doctrine of "Forum Non Conveniens". Each party irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

          13.8.3 Attorneys' Fees and Costs. If any party institutes or should
                 -------------------------
the parties otherwise become a party to any Action Or Proceeding based upon or arising out of this Agreement including, without limitation, to enforce or interpret this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights in connection herewith, or for any other relief, including equitable relief, in connection herewith, the Prevailing Party in any such Action Or Proceeding, whether or not such Action Or Proceeding proceeds to final judgment or determination, shall be entitled to receive from the non-Prevailing Party as a cost of suit, and not as damages, all Costs And Expenses of prosecuting or defending the Action Or Proceeding, as the case may be, including, without limitation, reasonable Attorneys' And Other Fees.

     13.9 Notices. Any notice, approval, disapproval, consent, waiver, or other
          -------
communication (collectively, "Notices") required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or mailed, certified or registered United States mail, postage prepaid, return receipt requested, or sent by Federal Express or other reliable overnight carrier for next business day delivery, or by fax. All Notices shall be deemed delivered (a) if personally served, when actually delivered to the address of the person to whom such Notice is given, (b) if sent via Federal Express or other overnight courier for next business day delivery, one (1) business day following the date on which the Notice is given to Federal Express or other overnight courier, (c) if by mail, three (3) days following deposit in the United States mail, or (d) if by fax, when the transmitting telecopier machine has confirmed that the Notice has been completed or sent without error. All Notices shall be addressed to the party to whom such Notice is to be given at the party's address set forth below or as such party shall otherwise direct by Notice sent pursuant to this
Section 13.9:

If to the Company:         Korn/Ferry International Futurestep, Inc.
                           c/o Korn/Ferry International
                           1800 Century Park East, Suite 900
                           Los Angeles, California 90067
                           Attention: Man Jit Singh, President
                           Telephone: (310) 843-4100
                           Telecopier:(310) 553-8640

If to KFI:                 Korn/Ferry International
                           1800 Century Park East, Suite 900
                           Los Angeles, California 90067
                           Attention: Peter L. Dunn, Vice Chairman
                           Telephone: (310) 843-4100
                           Telecopier:(310) 553-8640

     With a copy to:     Michael C. Cohen, Esq.
                         Morrison & Foerster LLP
                         555 West Fifth Street, 35th Floor
                         Los Angeles, California 90013
                         Telephone: (213) 892-5404
                         Telecopier: (213) 892-5454

     If to Idealab:      idealab!
                         130 West Union Street
                         Pasadena, CA 91103
                         Attention: Mr. William Gross
                         Telephone: (626) 585-6900
                         Telecopier: (626) 535-2742

     With a copy to:     idealab!
                         130 West Union Street
                         Pasadena, CA 91103
     Attention:          Ms. Marcia Goodstein
                         Telephone: (626) 535-2765
                         Telecopier: (626) 535-2742

     If to Singh:        Mr. Man Jit Singh
                         1050 Brooklawn Drive
                         Los Angeles, CA 90077
                         Telephone: (310) 278-1572
                         Telecopier:(310) 278-1572

     With a copy to:     Paul H. Irving, Esq.
                         Manatt, Phelps & Phillips LLP
                         11355 W. Olympic Boulevard
                         Los Angeles, CA 90064
                         Telephone: (310) 312-4000
                         Telecopier:(310) 312-4224


     13.10       Spousal Consent; Change in Marital Status. Each individual
                 -----------------------------------------
Shareholder who is married at the time any Shares are acquired by such Shareholder, shall cause his or her spouse to execute and deliver a Consent of Spouse of Shareholder in the form of Exhibit A hereto immediately upon acquisition of any such Shares and as a condition thereof. In the event that the Shareholder's marital status is altered by dissolution or divorce or by the death of the Shareholder's spouse, any interest of his or her former spouse, whether as community property or as a result of a property settlement agreement, a divorce degree or other legal proceeding, may be purchased and shall be sold by the Shareholder's former spouse or his or her estate in the same manner and at the same time as the Shareholder's Shares are purchased under this Agreement. Each individual Shareholder agrees to notify the Company of any change in marital status, including, without limitation, marriage, dissolution of marriage, divorce or death of spouse, within then (10) days after the occurrence of any such event. Each individual Shareholder agrees to cause any spouse who has not signed a Consent of Spouse of Shareholder in the form of Exhibit A hereto to do so at the time notice is given to the Company under this Section.

     13.11       Counterparts. This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and re-attached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

     13.12       Assignment. Except as otherwise expressly provided in this
                 ----------
Agreement, no party hereto may assign their rights or delegate their duties under this Agreement without the prior written consent of all of the other parties hereto; provided, however, that KFI may, without the consent of any other party hereto, assign its rights and delegate its duties under this Agreement to any Person which acquires all or substantially all of the assets of KFI, either through a purchase of such assets, by merger, consolidation or otherwise.

     IN WITNESS WHEREOF, the Company and the Shareholders have executed this Agreement in counterparts.

                                    KORN/FERRY INTERNATIONAL,
                                    a California corporation

                                    By: /s/ Peter L. Dunn
                                       -----------------------------
                                       Peter L. Dunn, Vice Chairman



                                    BILL GROSS' IDEALAB!,
                                    a California corporation

                                    By: /s/ Marcia Goodstein
                                       -----------------------------
                                          Marcia Goodstein, COO



                                    KORN/FERRY INTERNATIONAL
                                    FUTURESTEP, INC.
                                    a Delaware corporation

                                    By: /s/ Man Jit Singh
                                       -----------------------------
                                          Man Jit Singh, President

                                        /s/ Man Jit Singh
                                    ---------------------------------
                                              MAN JIT SINGH

                                   APPENDIX

                              CERTAIN DEFINITIONS

     1. "Action Or Proceeding" means any and all claims, suits, actions, notices, inquiries, proceedings, hearings, arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal.

     2. "Affiliate" means with respect to any person or entity ("Person No. 1"), any other person or entity which either (i) directly or indirectly owns or controls Person No. 1, or (ii) is directly or indirectly owned or controlled by Person No. 1, or (iii) is under direct or indirect common control with Person No. 1. The term "control" (and its corollaries) includes, without limitation, ownership of interests representing a majority of total voting power in an entity, and "ownership" (and its corollaries) includes, without limitation, ownership of a majority of the equity interests in an entity.

     3. "Agreement" means this Agreement and all agreements, exhibits, schedules and appendices expressly annexed hereto.

     4. "Approved Reorganization Transaction" means a Reorganization Transaction which has been approved by KFI pursuant to this Agreement.

     5. "Attorneys' And Other Fees" means attorneys' fees, accountants' fees, fees of other professionals, witness fees (including experts engaged by the parties, but excluding shareholders, officers, employees or partners of the parties), and any and all other similar fees incurred in the prosecution or defense of an Action Or Proceeding.

     6.   "Call Rights" shall mean collectively, the IPO Call Rights and the
           -----------
Other Call Rights.

     7. "Company Competitive Business" means any business which competes, directly or indirectly, in part or in whole, with any business now or hereafter conducted or engaged in (a) by the Company, or (b) by any Person in which the Company has an equity interest, either directly or indirectly, which affords the Company more than ten percent (10%) of the voting power of such Person.

     8. "Company Competitor" means any Person (other than KFI or any Affiliate of KFI) who (a) engages, directly or indirectly, in any Company Competitive Business, or (b) becomes an organizer, investor, lender, partner, joint venturer, stockholder, officer, director, employee, manager, consultant, supplier, vendor, agent, lessor or lessee of or to any Company Competitive Business, or (c) otherwise in any manner associates with, or aids or abets, or gives information or financial assistance to any Company Competitive Business.

     9. "Costs And Expenses" means the cost to take depositions, the cost to arbitrate a dispute, if applicable, and the costs and expenses of travel and lodging incurred with respect to an Action Or Proceeding.

     10. "Directors" or "directors" means the members of the Board of Directors of the Company and includes the Designated Directors (as this term is defined in Section 2.1.1(b) below).

     11. "Director Approval" means the vote of at least a majority of the directors present at a meeting at which a quorum of directors is present or the written consent of at least a majority of the directors.

     12. "EBITDA" means earnings before interest expense, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles, consistently applied.

     13. "Involuntary Transfer" when used with reference to the Shares means any gift of the Shares or any right or interest therein, any other assignment, transfer or other disposition of any of the Shares or any right or interest therein, without consideration, any pledge, grant of a security interest in or other hypothecation of any of the Shares or any right or interest therein, or any other involuntary Transfer or Transfer by operation of law, of any of the Shares or any right or interest therein.

     14. "IPO" means an initial public offering of equity securities by the Company of KFI, as the context requires, pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

     15. "Job Placement Competitive Business" means any business which competes, directly or indirectly, in part or in whole, with any one or more of the following businesses or services, regardless of the medium through which such business is conducted or such service is provided, whether on the Internet (or world wide web) or otherwise: (a) executive search, recruiting and/or job placement services for employers and/or employees, (b) employment consulting services, (c) career counseling, (d) team development services, (e) research services relating to employment, (f) the accumulation, circulation, development and/or publication of information, surveys, studies, statistical data, and articles pertaining to executive recruiting, jobs, job placement, compensation and similar human resources and employment-related services, (g) the creation and/or maintenance of one or more databases of available employment opportunities or jobs, (h) the creation and/or maintenance of a job listings or job positions service and/or database, and/or (i) the creation and/or maintenance of one or more databases of candidates available or potentially available for employment.

     16. "Job Placement Competitor" means any Person who (a) engages, directly or indirectly, in any Job Placement Competitive Business, or (b) becomes an organizer, investor, lender, partner, joint venturer, stockholder, officer, director, employee, manager, consultant, supplier, vendor, agent, lessor or lessee of or to any Job Placement Competitive Business, or (c) otherwise in any manner associates with, or aids or abets, or gives information or financial assistance to any Job Placement Competitive Business.

     17. "KFI Competitive Business" means any business which competes, directly or indirectly, in part or in whole, with any business now or hereafter conducted or engaged in (a) by KFI or its Affiliates, or (b) by any Person (other than the Company) in which KFI or an Affiliate of KFI has an equity interest, either directly or indirectly, which affords KFI or such Affiliate more than ten percent (10%) of the voting power of such Person.

     18.  "KFI Competitor" means any Person (other than KFI or any Affiliate of
KFI) who (a) engages, directly or indirectly, in any KFI Competitive Business, or (b) becomes an organizer, investor, lender, partner, joint venturer, stockholder, officer, director, employee, manager, consultant, supplier, vendor, agent, lessor or lessee of or to any KFI Competitive Business, or (c) otherwise in any manner associates with, or aids or abets, or gives information or financial assistance to any KFI Competitive Business.

     19. "KFI Objection" means either one or more of the following events: (a) if the "KFI Directors" (as this term is used in this Shareholders Agreement) constitute a majority of the Company's directors, they affirmatively vote against an IPO or refuse to vote in favor of an IPO, and all of the other directors of the Company affirmatively request and vote in favor of the IPO, or
(b) KFI declines to give its written consent to such an IPO pursuant to Section
3.2 of this Agreement, or (c) KFI exercises any other right afforded to it in the Company's Certificate of Incorporation (as amended) or, in any other contract, to object to and prevent the IPO.

     20. "Permitted Transfer" means any of the following Transfers: (a) the issuance or sale of Stock (or options therefor) by the Company to employees for the primary purpose of soliciting or retaining their employment; or (b) a Sale pursuant to an IPO; or (c) a Transfer pursuant to an Approved Reorganization Transaction; or (d) any Transfer to a Permitted Transferee, or (e) any Transfer pursuant to the exercise of a Put Right or a Call Right, or (f) any Transfer pursuant to the Stock Purchase Agreement, or (g) any reorganization of Idealab pursuant to which (i) all or substantially all of the assets of Idealab are transferred to or otherwise acquired by a limited liability company or a limited partnership and (ii) the current shareholders of Idealab constitute all of the members of such limited liability company or all of the partners of such limited partnership.

     21. "Permitted Transferee" means any of the following Persons so long as such Person does not constitute a Non-Permitted Transferee within the meaning of
Section 4.2 of this Agreement and such Person executes a document, in form and substance satisfactory to the Company and its counsel, pursuant to which such person agrees to be bound by the provisions of this Agreement, and agrees to receive and hold the Shares subject to all of the provisions and restrictions contained in this Agreement: (a) a transferor's spouse and lineal descendants;
(b) a transferor's personal representatives and heirs; (c) any trustee of any trust created primarily for the benefit of the transferor or any or all of such spouse and lineal descendants; (d) or any revocable trust created by a transferor; or (e) following the death of a transferor, all beneficiaries under such trust; or (f) the transferor, in the case of a transfer from any Permitted Transferee back to its transferor; or (g) any entity all of the equity of which is directly or indirectly owned by the transferor; or (h) in the case of KFI, any of KFI's shareholders or the shareholders of any Affiliate of KFI.

     22. "Per Share Book Value" shall mean that figure obtained when the net worth of the Company is divided by the total number of shares of Stock of the Company issued and outstanding. The net worth of the Company shall be determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"). The net worth of the Company as shown on the fiscal year end statement of the Company for the year immediately preceding the exercise of the option with respect to the Transfer in question, shall be binding and conclusive on the parties hereto. Each fiscal year end statement of the Company shall be prepared in accordance with GAAP.

     23. "Per Share Market Value" shall apply only if as of the date of occurrence of the applicable event specified in Section 10.2, an IPO had been consummated by the Company, in which event the "Per Share Market Value" shall mean (i) If the Shares are listed on any established stock exchange or a national market system, including, without limitation, The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the closing sales price of a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day preceding the date of occurrence of the applicable event referred to in Section 9.1, or (ii) if the Shares are quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Shares on the last market trading day preceding the date of the occurrence of the applicable event referred to in Section 9.1.

     24. "Person" means any individual, firm, corporation, trust, partnership (limited or general), limited liability company, sole proprietorship or association.

     25. "Prevailing Party" means the party who is determined to prevail by the court after its consideration of all damages and equities in an Action Or Proceeding, whether or not the Action Or Proceeding proceeds to final judgment. The court shall retain the discretion to determine that no party is the Prevailing Party in which case no party shall be entitled to recover its Costs And Expenses.

     26. "Put Rights" shall mean collectively the IPO Put Rights and the Other Put Rights.

     27. "Reorganization Transaction" means any merger or consolidation involving the Company, any recapitalization of the Company, or any transaction involving the sale of all or substantially all of the assets of the Company.

     28. "Sale", "Sell" or "Sold" when used with reference to the Shares means any voluntary sale, assignment, transfer or other disposition of any of the Shares or any right or interest therein, for consideration, directly or indirectly.

     29. "Shareholders" means KFI, Idealab, Singh and all other Persons who acquire Stock and who are required to be bound by the provisions of this Agreement, and agree to receive and hold the Stock subject to all of the provisions and restrictions contained in this Agreement.

     30. "Shares" means all of the issued and outstanding shares of the capital stock of the Company now owned or hereafter acquired by the Shareholders, including, without limitation, the shares purchased pursuant to the Stock Purchase Agreement.

     31. "Stock" means all issued and outstanding shares of the voting capital stock of the Company and includes the Shares.

     32. "Stockholders" or "stockholders" means the record owners of Stock and includes the Shareholders to the extent of their ownership of Stock.

     33. "Stockholder Approval" means the affirmative vote of at least a majority of the Stockholders of the Company at a meeting at which a quorum of Stockholders is present in person or by proxy, or the written consent of Stockholders owning at least a majority of the issued and outstanding shares of the common stock of the Company.

     34. "Transfer" when used with reference to the Shares means any sale, transfer, assignment, pledge, grant of a security interest in, gift or other disposition of any of the Shares, or any right or interest therein, with or without consideration, directly or indirectly, whether voluntary or involuntary, by operation of law or otherwise.

                                   EXHIBIT A

                       CONSENT OF SPOUSE OF SHAREHOLDER
                       --------------------------------


     The undersigned, being the spouse of the Shareholder, Man Jit Singh, who
                                                           -------------
has signed the within Agreement or otherwise become bound by the provisions of the within Agreement, hereby acknowledges that he or she has read and is familiar with the provisions of said Agreement and agrees to be bound thereby and join therein to the extent, if any, that his or her agreement and joinder may be necessary. The undersigned hereby agrees that the Shareholder may join in any future amendment or modifications of said Agreement without any further signature, acknowledgment, agreement or consent on his or her part; and the undersigned hereby further agrees that any interest which he or she may have in the shares of common stock of the Company held by Shareholder shall be subject to the provisions of said Agreement.



                                             By: /s/ Seirla Singh
                                                ----------------------------

                                             Name:__________________________

                                             Dated: as of December 1, 1997
                                                   -------------------------


                                      -1-